UPC ANNOUNCES EXTENSION OF WAIVERS FROM SENIOR LENDERS

Amsterdam, May 31, 2002 -- Further to the announcements on February 1, 2002, and March 4, 2002, regarding United Pan-Europe Communications N.V.'s ("UPC") proposed recapitalisation, UPC confirmed today that bank lenders and UnitedGlobalCom ("UGC") have extended until June 17, 2002 the waivers of the defaults arising as a result of UPC's decision not to make interest payments under its outstanding Senior Notes. The terms of the waivers are unchanged from those announced on March 4, 2002.

The extension of the waiver period has been agreed in light of the progress that has been made in the negotiations between UGC and an ad-hoc committee representing the holders of UPC's outstanding Senior Notes and Senior Discount Notes. An announcement regarding the details of the recapitalisation plan will be made upon agreement of the terms of such plan.

United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

For further information, please contact:
Claire Appleby
Director of Investor Relations
+ 44 (0) 207 647 8233
Email: ir@upccorp.com

Bert Holtkamp
Director of Corporate Communications
+ 31 (0) 20 778 9447 or + 31 (0) 655 38 0594
 Email: corpcomms@upccorp.com

Lazard
Richard Stables
+ 44 (0) 20 7588 2721

Jim Millstein
+ 1 212 632 6000

Citigate First Financial
Carina Hamaker
+ 31 (0) 20 575 40 10

Citigate Dewe Rogerson
Toby Moore
+ 44 (0) 20 7638 9571

JP Morgan Chase
Doug McRae
+ 1 415 371 4352

Andrea Salvato
+ 44 (0) 20 7325 6460

Also, please visit www.upccorp.com for further information about UPC.